Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS REPORTS FOURTH QUARTER

FINANCIAL RESULTS

In-office procedures continue to drive growth

MOUNTAIN VIEW, Calif. (February 19, 2008) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today reported financial results for the three and 12 months ended December 31, 2007.

Net sales for the fourth quarter of 2007 were $18.6 million, up 44% over net sales of $12.9 million for the fourth quarter of 2006 and up 13% over net sales of $16.4 million for the third quarter of 2007.  These results were in line with the Company’s updated guidance issued on January 8, 2008. The net loss for the fourth quarter of 2007 was $2.8 million, or $0.09 per share, compared with the net loss for the fourth quarter of 2006 of $3.9 million, or $0.13 per share. Included in the net loss for the fourth quarter of 2007 and 2006 were non-cash stock-based compensation expenses of $1.8 million and $1.6 million, respectively. The net loss for the 2007 fourth quarter was in line with the Company’s updated guidance.

Strong net sales during the fourth quarter of 2007 were due to domestic sales growth of the Essure system of 48% over the prior year fourth quarter and 14% over the third quarter of 2007. During the fourth quarter, the Company entered 483 physicians into preceptorship, certified 386 physicians and transitioned 410 physicians to performing procedures in the office setting.  Domestic in-office procedures represented 46% of net sales for the fourth quarter of 2007, compared with 40% in the third quarter of 2007 and 30% in the fourth quarter of 2006.  Utilization rates increased during the fourth quarter of

2007 primarily due to the percentage of procedures performed in an office setting, where utilization of Essure is higher than in the hospital setting.

“The momentum toward the Essure procedure being performed in a physician’s office continues to build,” commented Mark Sieczkarek, president and chief executive officer of Conceptus.  “Patients, physicians and payers all benefit when the Essure procedure is done in the office with minimal anesthesia, so it is no wonder the physician performing Essure procedures in the office has the highest utilization.”

Gross profit for the fourth quarter of 2007 was $14.1 million, or 76% of net sales.  This compares favorably with gross margin for the fourth quarter of 2006 of 69% of net sales and with gross margin for the third quarter of 2007 of 74% of net sales.  The year-over-year increase in gross margin is related to decreased per-unit costs of the Company’s next-generation Essure system, lower manufacturing costs associated with higher unit volume and a domestic price increase instituted during the first quarter of 2007.

Research and development expenses were $1.7 million for the fourth quarter of 2007, compared with $1.1 million for the fourth quarter of 2006 and $1.5 million for the third quarter of 2007.  R&D expenses reflect clinical expenditures and product development, which are substantially related to the ongoing development and associated regulatory approvals of our technology.

Selling, general and administrative expenses were $16.0 million for the fourth quarter of 2007, compared with $12.1 million for the fourth quarter of 2006 and $13.9 million for the third quarter of 2007. As previously announced, the Company commenced a direct-to-consumer advertising campaign in the fourth quarter of 2007 and continued to increase sales personnel and field programs to transition physicians to performing the Essure procedure in-office.

Cash, cash equivalents, and short-term investments were $94.0 million as of December 31, 2007, a reduction of $0.4 million from September 30, 2007. This compares with a $0.2 million net cash increase in the fourth quarter of 2006 and net cash usage of $1.3 million in the third quarter of 2007.

For the 12 months ended December 31, 2007, the Company reported net sales of $64.4 million, up 54% over 2006 net sales of $41.9 million. The net loss for 2007 decreased to $11.6 million, or $0.39 per share, from the net loss for 2006 of $18.5 million, or $0.64 per share.  Included in the net loss for 2007 and 2006 are stock-based compensation expenses of $6.5 million and $6.2 million, respectively.

“We are enthusiastic about the year ahead as we solidify our market leadership position in non-invasive permanent birth control,” added Mark Sieczkarek.  “With 46% of Essure procedures now being performed in the office and more than 3,600 certified physicians, we believe we have a tremendous platform to benefit from our direct-to-consumer advertising campaign being launched this month and to continue our market expansion and accelerate awareness of the Essure procedure.”

2008 Financial Guidance

Conceptus affirms financial guidance for 2008, as follows:

•                  Net sales for 2008 are expected to be $102.0 million to $105.0 million, up 58% to 63%, compared with 2007 net sales of $64.4 million.

•                  Gross margin for 2008 is expected to be approximately 80%, compared with 2007 gross margin of 74%.  The Company anticipates that gross margin will increase throughout the year due to the acquisition of Conceptus SAS and lower per-unit costs on higher production volumes.

•                  Operating expenses for 2008 are anticipated to be approximately $80 million, including stock-based compensation expense, the direct-to-consumer advertising campaign and the operating expenses of Conceptus SAS.  This compares with operating expenses of $62.0 million for 2007.  Conceptus expects to incur approximately $7.0 million in incremental expenses associated with the international business including Conceptus SAS, and an incremental $8.0 million in U.S. patient-awareness advertising campaigns, and continued hiring of U.S. field sales personnel to further the penetration and transition of the Essure procedure into the office site-of-service.

•                  Net income for 2008 is expected to be $3.0 million to $5.5 million, compared with a net loss of $11.6 million for 2007.  Based on expected weighted average shares outstanding of 31.8 million, 2008 net income is expected to be $0.08 to $0.17 per diluted share.  The weighted average share calculation includes all dilutive shares, calculated using the treasury stock method, which previously have not been included in net loss per share calculations because they were anti-dilutive.  Conceptus expects to record a tax provision of approximately 12% for the full year 2008 despite its large accumulated net operating loss as a result of federal and state alternative minimum tax.

•                  Conceptus anticipates first quarter 2008 net sales to be in the range of $21.0 million to $22.0 million.  Gross margin for the first quarter of 2008 is anticipated to be 77% to 78%.  The Company expects operating expenses of approximately $22.0 million for the quarter, which would result in a net loss of $4.4 million to $5.3 million, or $0.15 to $0.18 per share on weighted average shares outstanding of 29.6 million.  This projected operating expense level includes approximately $5.0 million for the direct-to-consumer advertising campaign and approximately $1.5 million in international expenses associated with operating Conceptus SAS.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern time today to discuss these results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 6:30 p.m. Eastern time February 19, 2008 through 11:59 p.m. Eastern time on February 22, 2008 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 34114187.

About the Essure Procedure

The Essure procedure, approved by the FDA in 2002, is a permanent birth control procedure that replaces tubal ligation for women. In the comfort of a physician’s office and in about 10 minutes, the soft micro-inserts are placed into the Fallopian tubes through the cervix eliminating the need for incisions. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the Fallopian tubes.

The Essure confirmation test is performed three months after the procedure to confirm that the micro-inserts are in the correct location, the tubes are blocked and that the woman can discontinue temporary birth control. The Essure procedure is 99.80% effective and is the first and only FDA approved female sterilization procedure to have zero pregnancies in clinical trials.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Achievement of guidance for full 2008 and the first quarter of 2008 (including growth in net sales and gross margins, the impact of the acquisition of Conceptus SAS and profitability of 2008), costs and impact of the advertising campaign, continued hiring of U.S. field sales personnel, improved physician utilization, continued transitioning of procedures to the office and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$18,563	$12,922	$64,442	$41,900

Cost of goods sold	4,422	4,007	16,682	14,027

Gross profit	14,141	8,915	47,760	27,873

Operating expenses:
Research and development	1,659	1,067	5,875	4,366
Selling, general and administrative	15,986	12,118	56,084	43,318

Total operating expenses	17,645	13,185	61,959	47,684

Operating loss	(3,504)	(4,270)	(14,199)	(19,811)

Interest and other income, net	747	339	2,567	1,324

Net loss	$(2,757)	$(3,931)	$(11,632)	$(18,487)

Basic and diluted net loss per share	$(0.09)	$(0.13)	$(0.39)	$(0.64)

Shares used in computing basic and diluted net loss per share	29,634	29,153	29,463	28,993

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	December 31,	December 31,
	2007	2006

Cash, cash equivalents and short-term investments	$93,950	$25,838
Accounts receivable, net	11,903	6,976
Inventories	2,418	610
Other current assets	3,271	1,064

Total current assets	111,542	34,488

Property and equipment, net	5,312	2,917
Intangible assets, net	3,719	1,350
Other assets	102	996

Total assets	$120,675	$39,751

Total liabilities	98,748	8,737
Common stock and additional paid in capital	257,176	254,631

Accumulated deficit	(235,249)	(223,617)

Total stockholders' equity	21,927	31,014

Total liabilities and stockholders' equity	$120,675	$39,751